Exhibit 99.2

Acquicor Technology Inc. Closes Additional $21.75 Million Private Offering of Convertible Senior Notes

NEWPORT BEACH, CA - (December 22, 2006) - Acquicor Technology Inc. (AMEX: AQR), announced today the closing of a private placement of an additional $21.75 million of its 8% convertible senior notes due 2011 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”). On December 19, 2006, Acquicor Technology Inc. announced the closing of $145.0 million of the notes.

The notes are convertible into shares of the company’s common stock at an initial conversion rate of 136.426 shares per $1,000 principal amount of notes, subject to adjustment in certain circumstances, which is equivalent to an initial conversion price of $7.33 per share. Pending completion of the merger of its wholly-owned subsidiary with and into Jazz Semiconductor, Inc., the gross proceeds of the offering will be placed into an escrow account. If the conditions to the release of the escrow proceeds are met, including the approval of the merger by the company’s stockholders, the net proceeds would be released to Acquicor to fund the merger consideration and for general corporate purposes. Unless the merger is not approved by the company’s stockholders, the notes will bear interest at a rate of 8% per annum and will be payable semi-annually on each June 30 and December 31, with the first payment due on June 30, 2007.

This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes being offered and the common stock issuable upon exchange of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States, absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.